Exhibit 8.1

Principal Subsidiaries of Jianpu Technology Inc.

Subsidiaries:

Jianpu (Hong Kong) Limited, a Hong Kong company

Beijing Rongqiniu Information Technology Co., Ltd., a PRC company

Databook Tech Ltd., a Cayman Islands company

Databook (HK) Limited, a Hong Kong company

Hangzhou Magnet Technology Co., Ltd., a PRC company

Variable Interest Entities:

Beijing Rongdiandian Information Technology Co., Ltd., a PRC company

Hangzhou Dugong Technology Co., Ltd., a PRC company

Beijing Kartner Information Technology Co., Ltd., a PRC company